Exhibit 99.1

Daisytek International Elects Jeffrey Hewson to Board of Directors; Global Office Products Veteran Brings Four Decades of Expertise to Daisytek

    ALLEN, Texas--Jan. 17, 2003--Daisytek International (Nasdaq:DZTK) announced the election of Jeffrey Hewson, global office products veteran and former president of United Stationers, to the company's Board of Directors.
    Daisytek International is a Fortune 1000 global distributor of computer supplies, office products and accessories.
    A highly regarded leader with almost four decades of experience in both domestic and international office products distribution, Hewson, 59, served as president of United Stationers during one of the company's most dynamic periods of growth. In addition, he played a major role in the 1999 merger of Kingfield Heath Ltd. in the United Kingdom, and initially served as the chairman of the board of directors. Daisytek indirectly owns a 47% stake in Kingfield Heath through its acquisition of ISA International plc in July 2002.
    "Jeffrey Hewson has committed his entire career to the office products industry both in the United States and throughout the world. In every position he's held, he has demonstrated a rare talent for growing a company's business," said Jim Powell, president and CEO of Daisytek International. "His wisdom is invaluable and will be a tremendous asset to Daisytek, particularly as we move forward with our recent expansion into office products."
    An American citizen of British origin, Hewson is best known as the former president of United Stationers, one of the largest office products wholesalers in America. In 1989 Jeff joined United Stationers and was quickly appointed president. Under his leadership, the company grew from $900 million in 1989 to $2 billion in sales in 1997. He is credited with repositioning United Stationers from a traditional

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wholesaler into a multi-dimensional national distributor. In addition to leading the company through two major mergers and the introduction of many new markets, Hewson oversaw the development of United's private brand range and a major national pre-pack and consumer delivery program for dealers.
    During his early career, Hewson worked with Rexel International as a management trainee, where he went on to handle projects in South Africa, Brazil, Canada and the United States.
    Hewson was with "ACCO Europe" from 1974 - 1983, where he led the development of the company into a substantial Europe-wide manufacturer and distributor. In 1983 he returned to North America where he later served as president of ACCO Canadian and ACCO USA.
    "We will draw upon Jeffrey's vast knowledge and experience in the international arena of office products," said Powell. "We are very fortunate to have him as part of the Daisytek International team."

    About Daisytek

    Daisytek International is a worldwide distributor of computer and office supplies, peripherals and professional tape media. In addition, it offers fee-based marketing, demand-generation and fulfillment services. Daisytek sells its products and services in North America, South America, Europe and Australia, distributing more than 25,000 products from about 500 manufacturers, including printer supplies, magnetic and data storage media, video and motion picture film. This news release and Daisytek's annual report are available at www.daisytek.com. The Web site is not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

    CONTACT: Daisytek International, Allen
             Barbara Benson, 972/881-4700
             or
             Carol Reed Associates
             Becky Mayad, 214/352-1881 or 214/697-7745 mobile
             bmayad@sbcglobal.com

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